Exhibit 10.44

FIRST AMENDMENT

FIRST AMENDMENT, dated as of November 12, 2004 (this “Amendment”), to the AMENDED AND RESTATED CREDIT AGREEMENT, dated as of January 30, 2004 (as amended from time to time, the “Credit Agreement”), among SBA SENIOR FINANCE, INC., a Florida corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), LEHMAN BROTHERS INC. and DEUTSCHE BANK SECURITIES INC., as joint advisors, joint lead arrangers and bookrunners, GENERAL ELECTRIC CAPITAL CORPORATION, as co-lead arranger and co-syndication agent, TD SECURITIES (USA) INC., as documentation agent, and LEHMAN COMMERCIAL PAPER INC., as administrative agent (in such capacity, the “Administrative Agent”).

W I T N E S S E T H :

WHEREAS, pursuant to the Credit Agreement, the Lenders have agreed to make, and have made, certain loans and other extensions of credit to the Borrower;

WHEREAS, the Borrower has requested certain amendments to the Credit Agreement as more fully set forth herein; and

WHEREAS, the Lenders have agreed to such amendments but only on the terms and conditions contained in this Amendment.

NOW, THEREFORE, the parties hereto hereby agree as follows:

SECTION 1. Defined Terms. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

SECTION 2. Amendments to Section 1.1 of the Credit Agreement. (a) Section 1.1 of the Credit Agreement is hereby amended by deleting the definitions of “Applicable Margin,” “Commitment,” “Facility,” “Permitted Capital Expenditures,” “Term Loan,” “Term Loan Lender” and “Term Loan Percentage” in their respective entireties and substituting in lieu thereof the following in the appropriate alphabetical order:

“Applicable Margin”: (a) for each Type of Loan under the Revolving Credit Facility, the rate per annum determined pursuant to the Pricing Grid;

(b) for Tranche C Term Loans, (x) 1.75%, with respect to Base Rate Loans, and (y) 2.75%, with respect to Eurodollar Loans; and

(c) for each Type of Optional Term Loans of each tranche, the rate per annum for such tranche and Type determined in accordance with the Optional Term Loan Amendment executed for such tranche pursuant to Section 2.1A.

“Commitment”: as to any Lender, the sum of the Tranche C Term Loan Commitment, the Revolving Credit Commitment, and the Optional Term Loan Commitment of such Lender.

“Facility”: each of (a) the Tranche C Term Loan Commitments and the Tranche C Term Loans made thereunder (the “Tranche C Term Loan Facility”), (b) the Revolving Credit Commitments and the extensions of credit made thereunder (the “Revolving Credit Facility”), and (c) the Optional Term Loan Commitments, if any, and the Optional Term Loans made thereunder (the “Optional Term Loan Facility”).

“Permitted Capital Expenditures”: any Capital Expenditure made either to:

(a) develop Towers, provided that, with respect to each such Tower, (i) the Borrower and its Subsidiaries shall have received an executed tenant lease from an Acceptable Tenant for occupancy as of the date of completion of such Tower and (ii) on the date the construction of such Tower is completed, such Tower has positive Tower Cash Flow on a pro forma basis (including any executed leases to be in effect on such date of completion); or

(b) purchase or obtain easements upon the land subject to ground leases relating to Towers owned by the Borrower or its Subsidiaries prior to the date of such purchase.

“Term Loan”: the collective reference to (a) the Tranche C Term Loans and (b) the Optional Term Loans.

“Term Loan Lender”: the collective reference to (a) the Tranche C Term Loan Lenders and (b) the Optional Term Loan Lenders.

“Term Loan Percentage”: as to any Tranche C Term Loan Lender at any time, the percentage which such Lender’s Tranche C Term Loan Commitment then constitutes of the aggregate Tranche C Term Loan Commitments (or, at any time after the Tranche C Closing Date, the percentage which the aggregate principal amount of such Lender’s Tranche C Term Loans then outstanding constitutes of the aggregate principal amount of the Tranche C Term Loans then outstanding).

(b) Section 1.1 of the Credit Agreement is hereby further amended by inserting immediately following the words “Qualified Tower Portfolio” in the definition of “Consolidated Fixed Charges” the words “or to otherwise purchase or obtain easements upon the land subject to ground leases relating to Towers owned by the Borrower or its Subsidiaries.”

(c) Section 1.1 of the Credit Agreement is hereby further amended by replacing the words “Committed Term Loans” in the definition of “Interest Period” with the words “Tranche C Term Loans.”

(d) Section 1.1 of the Credit Agreement is hereby further amended by deleting clauses (y) and (z) in the definition of “New Senior Notes” and substituting in lieu thereof the following new clauses “(y) the aggregate annual amount of cash payments of interest under any such refinancing prior to April 30, 2007 (determined on an annualized basis) shall be less than or equal to $10,000,000 and (z) the aggregate annual amount of cash payments of interest under such refinancing on or after April 30, 2007 (determined on an annualized basis) shall be less than or equal to $39,000,000.”

(e) Section 1.1 of the Credit Agreement is hereby further amended by (i) deleting the “or” preceding the “(ii)” in the definition of “Qualified Tower Portfolio” and substituting in lieu thereof a “,” and (ii) inserting at the end of such definition the words “or (iii) the purchase of or obtaining easements upon the land subject to any ground lease related to any Qualified Tower Portfolio described in clauses (i) or (ii) above.”

(f) Section 1.1 of the Credit Agreement is hereby further amended by inserting the following new definitions in the appropriate alphabetical order:

“First Amendment”: the First Amendment, dated as of November 12, 2004, to this Agreement.

“First Amendment Lender Addendum”: each First Amendment Lender Addendum, substantially in the form of Exhibit B to the First Amendment, executed and delivered pursuant to the First Amendment.

“Tranche C Closing Date”: the First Amendment Effective Date as defined in Section 15 of the First Amendment, which date is November 12, 2004.

“Tranche C Term Loan”: as defined in Section 2.22(a).

“Tranche C Term Loan Commitment”: as to any Tranche C Term Loan Lender, the obligation of such Lender, if any, to make a Tranche C Term Loan to the Borrower hereunder on the Tranche C Closing Date in a principal amount not to exceed the amount set forth under the heading “Tranche C Term Loan Commitment” opposite such Lender’s name on Schedule 1 to the First Amendment Lender Addendum delivered by such Lender. The original aggregate amount of the Tranche C Term Loan Commitment is $324,187,500.

“Tranche C Term Loan Lender”: each Lender that has a Tranche C Term Loan Commitment or that holds a Tranche C Term Loan.

SECTION 3. Amendments to Section 2.1A of the Credit Agreement. (a) Section 2.1A(a) of the Credit Agreement is hereby amended by (i) deleting the words “two additional term loan tranches” and substituting in lieu thereof the words “three additional term loan tranches” and (ii) replacing the words “Committed Term Loans” each time they appear with the words “Tranche C Term Loans.”

(b) Section 2.1A(d) of the Credit Agreement is hereby amended by:

(i) replacing the amount “$525,000,000” set forth therein with “$550,000,000”;

(ii) deleting the words “two Optional Term Loan Requests” and substituting in lieu thereof the words “three Optional Term Loan Requests”; and

(iii) inserting at the end of such Section, the words “, provided that prior to the effectiveness of any Optional Term Loan Commitment which would cause the sum of the Total Revolving Credit Commitments, Term Loan Commitments and any Optional Term Loan Commitments to exceed $525,000,000, the Administrative Agent shall have received amendments to the Mortgages that the Administrative Agent reasonably deems necessary to maintain a perfected first priority Lien with respect to such increased Commitments, in form and substance reasonably satisfactory to the Administrative Agent.”

SECTION 4. Amendments to Section 2.10 of the Credit Agreement. Section 2.10(e) of the Credit Agreement is hereby amended by deleting such Section in its entirety and substituting in lieu thereof the words “[Intentionally Omitted].”

SECTION 5. Amendment to Section 2 of the Credit Agreement (Amount and Terms of Commitments). Section 2 of the Credit Agreement is hereby amended by adding the following new Section 2.22 in the appropriate numerical order:

“2.22 Tranche C Term Loan Facility.

(a) Tranche C Term Loans. Subject to the terms and conditions hereof, each Tranche C Term Loan Lender severally agrees to make a term loan (a “Tranche C Term Loan”) to the Borrower on the Tranche C Closing Date in an amount not to exceed the Tranche C Term Loan Commitment of such Lender. The Tranche C Term Loan may from time to time be Eurodollar Loans or Base Rate Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.22(b) and 2.11.

(b) Procedure for Tranche C Term Loan Borrowing. The Borrower may borrow under the Tranche C Term Loan Commitment on the Tranche C Closing Date, provided that, the Borrower shall deliver to the Administrative Agent a Borrowing Notice (which Borrowing Notice must be received by the Administrative Agent prior to 10:00 A.M., New York City time, one Business Day prior to the Tranche C Closing Date), specifying the amount of Tranche C Term Loans to be borrowed. Upon receipt of such Borrowing Notice the Administrative Agent shall promptly notify each Tranche C Term Loan Lender thereof. Not later than 12:00 Noon, New York City time, on the Tranche C Closing Date, each Tranche C Term Loan Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Tranche C Term Loan or Tranche C Term Loans to be made by such Lender; provided, however, that, at the option of each Tranche C Term Loan Lender that holds a Committed Term Loan immediately prior to giving effect to this Amendment, all or a portion of the aggregate amount of Committed Term Loans of such Tranche C Term Loan Lender may be converted to Tranche C Term Loans in satisfaction of the foregoing funding requirement. Subject to the immediately preceding sentence, the Administrative Agent shall use the amounts made available to the Administrative Agent by the Tranche C Term Loan Lenders to repay the amounts due under the Committed Term Loans.

(c) Notwithstanding anything to the contrary in the Credit Agreement, the Interest Period in effect on the Tranche C Closing Date in respect of the Committed Term Loans that are being converted to Tranche C Term Loans on the Tranche C Closing Date (the “Current Interest Period”) will continue to be in effect for such Loans following the Tranche C Closing Date, and the initial Interest Period of any new Tranche C Term Loan funded on the Tranche C Closing Date will end on the last day of the Current Interest Period.

(d) The Tranche C Term Loan of each Tranche C Term Loan Lender shall mature in consecutive quarterly installments, commencing on December 31, 2004, each of which shall be in an amount equal to (i) such Lender’s Term Loan Percentage multiplied by (ii) the amount set forth below opposite such installment:

Quarterly Installment	Principal Amount
December 31, 2004	$812,500
March 31, 2005	$812,500
June 30, 2005	$812,500
September 30, 2005	$812,500
December 31, 2005	$812,500
March 31, 2006	$812,500
June 30, 2006	$812,500
September 30, 2006	$812,500
December 31, 2006	$812,500
March 31, 2007	$812,500
June 30, 2007	$812,500
September 30, 2007	$812,500
December 31, 2008	$812,500
March 30, 2008	$812,500
June 30, 2008	$812,500
September 30, 2008	$812,500
October 31, 2008	$311,187,500”

SECTION 6. Amendment to Section 4.1 of the Credit Agreement. Section 4.1(b) of the Credit Agreement is hereby amended by inserting immediately after the words “AAT Purchase Agreement” the words “and assets relating to the Services Business”.

SECTION 7. Amendment to Section 4.16 of the Credit Agreement. Section 4.16 of the Credit Agreement is hereby amended by adding immediately at the end thereof the sentence, “The proceeds of the Tranche C Term Loans shall be used to prepay the Committed Term Loans outstanding on the Tranche C Closing Date.”

SECTION 8. Amendment to Section 7.1 of the Credit Agreement. Section 7.1(e) of the Credit Agreement is hereby amended by deleting such Section in its entirety and substituting in lieu thereof “[Intentionally Omitted].”

SECTION 9. Amendment to Section 7.6 of the Credit Agreement. Section 7.6(b) of the Credit Agreement is hereby amended by deleting the words “, after April 30, 2007,”.

SECTION 10. Amendments to Section 7.7 of the Credit Agreement. Section 7.7 of the Credit Agreement is hereby amended by (a) deleting the “and” at the end of paragraph (a), (b) deleting the “.” at the end of paragraph (b) and substituting in lieu thereof “; and”, and (c) adding the following new paragraph (c) in the appropriate alphabetical order:

(c) so long as after giving effect thereto the Borrower has satisfied the Minimum Liquidity Requirement, Capital Expenditures to acquire Qualified Tower Portfolios, provided that, the assets acquired in such acquisitions are subject to the Mortgage Requirement.

SECTION 11. Amendments to Section 7.8 of the Credit Agreement. Section 7.8 of the Credit Agreement is hereby amended by (a) deleting the “and” at the end of paragraph (e), (b) deleting the “.” at the end of paragraph (f) and substituting in lieu thereof “; and” and (c) adding the following new paragraph (g) in the appropriate alphabetical order:

“(g) minority Investments by the Borrower or any of its Subsidiaries in any Person or joint venture in an aggregate amount not to exceed $25,000,000 at any one time outstanding, provided that, such Investments acquired pursuant to this Section 7.8(g) are subject to a first priority security interest of the Administrative Agent, for the benefit of Secured Parties, in accordance with the terms of Section 6.9.”

SECTION 12. Amendment to Schedule 1.1A of the Credit Agreement. Schedule 1.1A of the Credit Agreement is hereby amended by deleting the Pricing Grid set forth therein and substituting in lieu thereof the following new Pricing Grid:

PRICING GRID FOR REVOLVING CREDIT LOANS

Pricing Ratio	Eurodollar Loans	Base Rate Loans
> 3.0	2.75%	1.75%
≤ 3.0 to ≥ 2.5	2.50%	1.50%
< 2.5	2.25%	1.25%

SECTION 13. General Amendment to the Credit Agreement. The Credit Agreement is hereby amended to delete references to the terms “Senior Discount Notes” and “Senior Discount Notes Indenture” as they appear and all provisions relating solely thereto.

SECTION 14. Joinder. From and after the First Amendment Effective Date, pursuant to Section 10.1 of the Credit Agreement, each Tranche C Term Loan Lender executing and delivering a First Amendment Lender Addendum, substantially in the form of Exhibit B hereto (a “First Amendment Lender Addendum”), shall become a party to the Credit Agreement and have the rights and obligations of a Lender thereunder and under the other Loan Documents and shall be bound by the other provisions thereof.

SECTION 15. Conditions to Effectiveness. This Amendment shall become effective upon the date (the “First Amendment Effective Date”) on which the Administrative Agent shall have received:

(a) This Amendment, executed and delivered by a duly authorized officer of the Borrower.

(b) An Acknowledgment and Consent, substantially in the form of Exhibit A hereto, duly executed and delivered by each Guarantor.

(c) A First Amendment Lender Addendum, executed and delivered by each Tranche C Term Loan Lender.

(d) A Lender Consent Letter, substantially in the form of Exhibit C (a “Lender Consent Letter”), duly executed and delivered by the Required Lenders (as defined in the Credit Agreement prior to giving effect to this Amendment) and, (i) with respect to the amendment set forth in Section 4 above, the Required Prepayment Lenders (it being agreed that the execution of a First Amendment Lender Addendum shall be deemed to constitute the delivery of a Lender Consent Letter by a Lender, in its capacity as a Lender under the Credit Agreement (without giving effect to this Amendment)) and (ii) with respect to the amendment set forth in Section Section 12 above, each of the Revolving Credit Lenders.

(e) Subject to Section 2.22(b) of the Credit Agreement (as amended), satisfactory evidence that the outstanding principal amount of, and all accrued and unpaid interest on, the Committed Term Loans shall have been paid in full with the proceeds of the Tranche C Term Loans.

(f) The Administrative Agent shall have received all fees required to be paid, and all expenses for which invoices have been presented supported by customary documentation (including reasonable fees, disbursements and other charges of counsel to the Administrative Agent), on or before the First Amendment Effective Date. All such amounts will be paid with proceeds of Tranche C Term Loans made on the First Amendment Effective Date and will be reflected in the funding instructions given by the Borrower to the Administrative Agent on or before the First Amendment Effective Date.

(g) On or before the First Amendment Effective Date, all corporate and other proceedings taken or to be taken in connection with this Amendment shall be reasonably satisfactory in form and substance to Administrative Agent and its counsel, and Administrative Agent and such counsel shall have received all such counterpart originals or certified copies of such documents as Administrative Agent may reasonably request.

(h) The Administrative Agent shall have received a certificate of the Borrower, dated the First Amendment Effective Date, in form and substance reasonably satisfactory to the Administrative Agent.

(i) The Administrative Agent shall have received the legal opinion of each of (i) Akerman Senterfitt, counsel to the Loan Parties, and (ii) Thomas P. Hunt, Esq., general counsel of the Loan Parties, in form and substance reasonably satisfactory to the Administrative Agent.

(j) All material governmental and third party approvals necessary in connection with the Tranche C Term Loan Facility, the continuing operations of the Borrower and its Subsidiaries and the transactions contemplated hereby shall have been obtained and be in full force and effect.

SECTION 16. Representations and Warranties. The Borrower hereby represents and warrants to the Administrative Agent and each Lender that (before and after giving effect to this Amendment):

(a) Each Loan Party has the corporate power and authority, and the legal right, to make, deliver and perform this Amendment and the Acknowledgment and Consent (the “Amendment Documents”) to which it is a party and, in the case of the Borrower, to borrow under the Credit Agreement as amended hereby. Each Loan Party has taken all necessary corporate or other action to authorize the execution, delivery and performance of the Amendment Documents to which it is a party and, in the case of the Borrower, to authorize the borrowings on the terms and conditions of the Credit Agreement as amended by this Amendment (the “Amended Credit Agreement”). No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the Amendment Documents, the borrowings under the Amended Credit Agreement or the execution, delivery, performance, validity or enforceability of this Amendment or the Acknowledgment and Consent, except (i) consents, authorizations, filings and notices which have been obtained or made and are in full force and effect and (ii) the filings referred to in Section 4.19 of the Credit Agreement. Each Amendment Document has been duly executed and delivered on behalf of each Loan Party that is a party thereto. Each Amendment Document and the Amended Credit Agreement constitutes a legal, valid and binding obligation of each Loan Party that is a party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

(b) The execution, delivery and performance of the Amendment Documents, the borrowings under the Amended Credit Agreement and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of the Borrower or any of its Subsidiaries and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents).

(c) Each of the representations and warranties made by any Loan Party herein or in or pursuant to the Loan Documents is true and correct on and as of the First Amendment Effective Date as if made on and as of such date (except that any representation or warranty which by its terms is made as of an earlier date shall be true and correct as of such earlier date).

(d) The Borrower and the other Loan Parties have performed in all material respects all agreements and satisfied all conditions which this Amendment and the other Loan Documents provide shall be performed or satisfied by the Borrower or the other Loan Parties on or before the First Amendment Effective Date.

(e) After giving effect to this Amendment, no Default or Event of Default has occurred and is continuing, or will result from the consummation of the transactions contemplated by this Amendment.

SECTION 17. Payment of Expenses. The Borrower agrees to pay or reimburse the Administrative Agent for all of its out-of-pocket costs and expenses incurred in connection with this Amendment, any other documents prepared in connection herewith and the transactions contemplated hereby, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent.

SECTION 18. No Other Amendment or Waivers; Confirmation. Except as expressly provided hereby, all of the terms and provisions of the Credit Agreement and the other Loan Documents are and shall remain in full force and effect. The amendments, waivers and acknowledgement contained herein shall not be construed as an amendment or waiver of any other provision of the Credit Agreement or the other Loan Documents or for any purpose except as expressly set forth herein or a consent to any further or future action on the part of the Borrower that would require the waiver or consent of the Administrative Agent or the Lenders.

SECTION 19. GOVERNING LAW; MISCELLANEOUS. (a) THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(b) On and after the First Amendment Effective Date, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein”, or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to the “Credit Agreement”, “thereunder”, “thereof”, or words of like import referring to the Credit Agreement shall mean and be a reference to the Amended Credit Agreement.

(c) This Amendment may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Amendment, the Acknowledgment and Consent, the First Amendment Lender Addenda and the Lender Consent Letters signed by all the parties shall be lodged with the Borrower and the Administrative Agent. This Amendment may be delivered by facsimile transmission of the relevant signature pages hereof.

(d) The execution and delivery of the Lender Consent Letter by any Lender shall be binding upon each of its successors and assigns (including assignees of its Loans in whole or in part prior to effectiveness hereof).

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective proper and duly authorized officers as of the day and year first above written.

SBA SENIOR FINANCE, INC.

By:	/s/ Jeffrey A. Stoops
Name:	Jeffrey A. Stoops
Title:	President and Chief Executive Officer

LEHMAN COMMERCIAL PAPER INC., as Administrative Agent

By:	/s/ Frank P. Turner
Name:	Frank P. Turner
Title:	Vice President